UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number 333-121659

ALLIANCE RECOVERY CORPORATION
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(Exact name of registrant as specified in its charter)

1000 N.W., ST, SUITE 1200
WILMINGTON, DE  19801
(302) 651-0177
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

COMMON
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(Title of each class of securities covered by this Form)

NONE
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Titles of all other classes of securities for which a duty
to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(s) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]                                                                                      Rule 12h-3(b)(1)(ii)       [_]
Rule 12g-4(a)(1)(ii)      [_]                                                                                       Rule 12h-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(i)       [_]                                                                                       Rule 12h-3(b)(2)(ii)       [_]
Rule 12g-4(a)(2)(ii)     [_]                                                                                       Rule 15d-6                     [_]
Rule 12h-3(b)(1)(i)       [_]

Approximate number of holders of record as of the certification or notice date: 105

Pursuant to the requirements of the Securities Exchange Act of 1934, Alliance Recovery Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

ALLIANCE RECOVERY CORPORATION

Date: April 1, 2009	By:	/s/ Peter Vaisler
Peter Vaisler
Chief Executive Officer Principal Financial Officer, Principal Accounting Officer

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.